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                                                                   Exhibit 99


NATIONAL CITY                                        NATIONAL CITY CORPORATION
                                                     1900 E. 9th St.
                                                     Cleveland, OH 44114-3484



NEWS RELEASE
For Immediate Release

Media Contact:
Amber Garwood
216-222-8202
Amber.Garwood@NationalCity.com


            FEDERAL RESERVE APPROVES NATIONAL CITY, PROVIDENT MERGER

         CLEVELAND, OH--June 8, 2004--National City Corporation (NYSE:NCC) announced today that the Federal Reserve Board approved the merger between Provident Financial Group, Inc. and National City. At a special shareholders meeting held on May 20, 2004, the shareholders of Provident approved the merger between Provident and National City.

         National City announced its plans to acquire Provident, a bank holding company headquartered in Cincinnati, Ohio, on February 17, 2004. Provident operates through multiple channels including 65 branches in Southwestern Ohio and Northern Kentucky, 480 ATMs, online banking and a telephone customer service center.

         The transaction is expected to close on or about July 1, 2004.

ABOUT NATIONAL CITY
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation's largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management, mortgage financing and servicing, and payment processing. For more information about National City, visit the company's Web site at NationalCity.com.

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